Exhibit 99.1

On October 22, 2019, The Interpublic Group of Companies, Inc. held a conference call to discuss its third-quarter and first-nine-months 2019 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Daniel Salmon BMO Capital Markets Benjamin Swinburne Morgan Stanley Steven Cahall Wells Fargo Securities Tim Nollen Macquarie David Joyce Evercore ISI Jason B. Bazinet Citi

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third-quarter 2019 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and our other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the third quarter and first nine months of 2019. As usual, I’ll start out by covering the highlights of our performance. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are pleased to report another quarter of solid financial performance. Organic growth of our net revenue was 1.4% in the quarter. That’s on top of 5.4% a year ago as well as revenue headwinds, which brings organic growth over the first nine months of this year to 3.5%.
The organic growth of our international markets continued to be strong at 4.5% in the quarter, driven by our performance in LatAm, Continental Europe and Canada. Growth slowed in the U.K., and AsiaPac continued to be challenging, with varied performance by national market.
In the U.S., our organic change was a negative 60 basis points, against 5.0% growth in Q3 last year. This result includes underlying growth across many of our U.S. agencies and disciplines, but as expected also reflects headwinds from the account activity toward the end of last year, which we’ve talked about on previous calls. These losses year-over-year resulted in a U.S. headwind of 4.8% in the quarter.
Overall, our performance, taking into account the headwinds and industry-leading comps from last year, along with positive net new business this year, demonstrates that our business remains highly competitive and on the right track.
Looking at our operating segments, our Integrated Agency Networks grew 1.2% organically in the third quarter, led by Mediabrands and FCB Health. The impact of the headwinds is felt primarily in the IAN segment. Organic growth at our CMG segment was 2.1%, paced by Weber Shandwick, Octagon and FutureBrand.
In terms of client sectors, we saw continued global increases across a very broad range of verticals that includes healthcare, financial services, retail, tech & telecom and consumer goods. The auto & transportation sector decreased, mainly due to loss headwinds.
The total growth of our net revenue in the quarter was 8.7%. That includes organic growth, as well as the impact of year-over-year currency changes, plus acquisitions and dispositions. Within that, we continue to be pleased with the growth of Acxiom, which remains on track with our expectations, with accretive growth and margin performance. It’s worth noting that we made a handful of new dispositions in Q3, as we continue our actions with respect to small, nonstrategic business units around the world.
Turning to EBITA and operating income in the quarter, EBITA was $302 million, an increase of 8.7% from last year’s third-quarter adjusted EBITA. Operating income was $280.3 million.
Third-quarter diluted earnings per share was $0.49 as adjusted for amortization of acquired intangibles and business disposition expenses and was $0.42 as reported.
Looking at the first nine months of 2019, our organic growth was 3.5%, with contributions from both our IAN and CMG segments, driving adjusted EBITA margin expansion of 90 basis points. Our growth at CMG was led by Weber Shandwick, Octagon and FutureBrand. IAN was led by IPG Mediabrands and also highlighted by the growth of our global, creatively-led agency networks, FCB, McCann and MullenLowe.
It continues to be clear that our strategic decisions and the execution by our operators continue to serve our clients distinctively well and set us apart in our industry. These include our open-architecture structure, our sustained investment in strong agency brands, a foundation of digital competencies in all of our agencies, our commitment to transparency and to best industry talent, and unique enterprise-level data management capabilities.
Therefore, heading into our important fourth quarter, we remain confident that the strength of our offerings, our performance to date and the current tone of business have us well-positioned to achieve our financial targets for the year, that is, the high end of 2 - 3% organic growth, which is inclusive of headwinds, and 40 - 50 basis points of margin expansion over last year’s margin, bringing us to 13.9 - 14.0%.

At this point, it’s my pleasure to turn things over to Frank for additional detail on our performance, and then I’ll return with an update and highlights of our businesses.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael, and good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results:

•	Third-quarter net revenue growth was 8.7%.

•
Organic growth was 1.4%, with international growth of 4.5%, while the U.S. decreased 60 basis points due to the impact of headwinds. As we have described previously, the headwinds are the result of account activity in the fourth quarter of last year, namely FCA media, U.S. Army and Volkswagen U.S., which together weighed on U.S. growth by negative 4.8% in Q3.

•	Q3 EBITA was $302 million, compared with adjusted EBITA of $277.8 million a year ago, an increase of 8.7%.

•
For the quarter, adjusted diluted earnings per share was $0.49. The adjustments exclude the amortization of acquired intangibles, and exclude non-operating losses due to the disposition of certain small, nonstrategic agencies.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
On slide 4, Q3 and nine months’ net revenue:

•	Net revenue in the quarter was $2.06 billion.

◦	Compared to Q3-18, the impact of the change in exchange rates was negative 1.3%, with the dollar stronger against all of our international regions.

◦	Net acquisitions and divestitures added 8.6%, which includes the impact of Acxiom and smaller acquisitions, less our dispositions.

◦	The resulting organic increase was 1.4%. As a reminder, beginning in the fourth quarter, Acxiom’s revenue growth will become a component of our organic revenue change.

•	At the bottom of this slide, we break out our operating segments:

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As you can see, our IAN segment grew 1.2% organically. Underneath that result was growth in media, led by IPG Mediabrands, and in our global creatively-led integrated offerings, notably FCB Health and McCann Worldgroup. Total revenue growth at IAN was 10.3%, which reflects acquisitions including Acxiom, dispositions and currency changes.

◦	At our CMG segment, organic growth was 2.1% in the quarter, driven by our branding specialist FutureBrand, Octagon in sports & entertainment marketing and Weber Shandwick in public relations.

Moving on to slide 5, revenue by region:

•	In the U.S., our third-quarter organic change was a decrease of 60 basis points against last year’s 5.0% and weighed down by the impact of the headwinds that we are working through.

◦	In our IAN segment, we continued to see solid growth from our global creatively-led integrated offerings at FCB and MullenLowe, and from Carmichael Lynch.

◦	It’s worth noting that total U.S. growth was 13.1%, due to the net impact of acquisitions, including Acxiom, less dispositions.

•	In our international markets, we had another strong quarter, with organic growth of 4.5%.

◦
In the U.K., organic growth was 0.5%, which is on top of 6.8% a year ago. Mediabrands and Weber Shandwick led our growth in the quarter. While our growth slowed for the first, three-months period due to normal variability in projects, it follows three years of very strong growth in the third quarter in the U.K.

◦	In Continental Europe, organic growth continued strong at 6.6%, on top of 5.8% a year ago. This was highlighted by increases in Germany, France and Italy.

◦	In AsiaPac, net organic revenue decreased 50 basis points in Q3. Among our largest markets, we again had solid growth in Japan and India, but that was offset by soft results in China and Australia.

◦	In LatAm, we grew 23.0% organically, with strong organic growth across the region, led by Brazil. Organic growth in the region was 24.0% over the first nine months.

◦	In our Other Markets group, organic growth was 3.5%, led by Canada.
Moving on to slide 6 and operating expenses, which were again well-controlled in the quarter:

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Our ratio of total salaries & related expenses to revenue was 64.7%, an improvement of 130 basis points from a year ago. The improvement reflects our discipline in the organic growth of expenses and the benefit from the consolidation of Acxiom.

◦	Underneath that, we had solid operating leverage on our base payroll, benefits & tax, and on our expense for incentive comp., temporary labor, and “all other” salaries & related expenses.

◦	At quarter end, total headcount was approximately 54,300, an increase of 5.7% from a year ago, mainly due to the addition of Acxiom.

•	Our office & other direct expense was 17.8% of third-quarter net revenue, compared with 16.7% a year ago.

◦	Within office & other, we levered our expenses for occupancy by 50 basis points from a year ago.

◦	That was more than offset by the addition of Acxiom, which is accretive to our overall margins, while consolidating relatively more investment in data and technology.

•	Our SG&A expense was 50 basis points of Q3 net revenue, which is the same as a year ago after adjustment for deal expenses in Q3-18.

•	Our expense for depreciation & amortization increased due to the consolidation of Acxiom this year.
On slide 7 we present detail on our adjustments to reported results in the quarter, in order to provide better transparency and a picture of comparable performance.

•	This begins on the left-hand side with our reported results and steps through from operating income to EBITA and our adjusted diluted EPS.

•	Our amortization expense for acquired intangibles was $21.7 million, resulting in EBITA of $302 million.

•	Below operating expense, we had a loss in the quarter of $7.7 million in “other” expense, related to the disposition of a few small, nonstrategic businesses.

•
At the foot of this slide, you can see the after-tax impact per diluted share of these two adjustments. They net to seven cents per share, the difference between the reported diluted EPS of $0.42 and adjusted of $0.49.

On slide 8, we show similar adjustments to results for the first nine months. This also brings in the impact of the restructuring charge from Q1 and the tax settlements from our second quarter. As you can see on the last line, this is a bridge between $0.84 per diluted share and $1.05, which compares to $0.97 per share in 2018.
On slide 9 we turn to cash flow in the third quarter:

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Cash from operations was $225 million, compared with $231 million a year ago. Within that, working capital used $47 million, a typical level given the seasonality of our business, compared to a use of $30 million in Q3-18.

•	Investing activities used a net $43 million in the quarter, primarily related to cap-ex.

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Our financing activities used a net $253 million in the quarter, including another $200 million toward repayment of our term note, and $90.8 million for our common stock dividend, offset by a $41 million increase in our short-term borrowings. Financing cash flow a year ago reflects the issuance of long-term debt during the quarter in anticipation of closing our acquisition of Acxiom.

•	Our net decrease in cash for the quarter was $93 million.
Slide 10 is the current portion of our balance sheet. We ended the quarter with $521 million of cash and cash equivalents. Our cash balance a year ago, which is on the far right on this slide, includes proceeds of debt issued to finance the Acxiom acquisition.
Slide 11 depicts the maturities of our outstanding debt, with total debt at quarter end of $3.6 billion, a decrease of $200 million during the quarter.
In summary, on slide 12, our growth and margin expansion over the first nine months of the year have us well-positioned to deliver on our financial targets, as we head into our very important fourth quarter.

Our teams continue to execute very well; our balance sheet continues to be a strong and meaningful source of value creation.
With that, I’ll turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Our results reflect a quarter of solid financial performance and position us to achieve our 2019 financial targets. The organic revenue growth we’ve posted, despite headwinds and challenging comps, is a clear signal that our existing clients remain in an investment mode when it comes to our services, and that our agencies continue to add value and are sought out by new clients, which is why we are net-new-business positive this year.
Growth in the quarter came from a range of IPG agencies, regions and client sectors, demonstrating the depth of our strong agency brands, our innovative offerings and our talented people.
Our continued strength in the market is due to a series of strategic steps we have taken over many years at IPG. We recognized early on that consistent investment in top industry talent, and in IPG’s agency brands and their vibrant individual cultures, would be essential for long-term success.
We have brought top strategic, digital and creative leadership to IPG and have deployed this talent to build great teams and customized programs that add value and win market share for clients.
We also invested in embedding modern, digital offerings and expertise into all of our agency brands. We pioneered the open-architecture model, which brings the best agnostic solutions to global clients in a way that moves their brands across the consumer landscape.
This client-centric approach is currently deployed across many of our largest clients, worldwide. Open architecture is enabling clients to reap the benefits of all of IPG’s assets through customized offerings that help them address the demands of a fragmented consumer and media environment. To note, Acxiom now has a prominent seat at the table with our top open-architecture clients.
That is because clients increasingly recognize that the future of marketing is data-driven. Marketers are looking to leverage their own first-party data, coupled with other strategic data sets, to create more seamless and connected consumer experiences, at scale.
What that means is that expertise in managing first-party data and PII at scale is indispensable for a high-value media and marketing services partner. Ultimately, we are seeking to achieve “people-based marketing.” As such, we will be held accountable to meet an elevated set of demands and responsibilities for the ethical sourcing, collection, curation and compliant deployment of data from all sources, including third parties.

That is why we feel very strongly that what is worth owning is the highest level of capability and expertise in data management. That is a significant and increasingly necessary differentiator in today’s world. It makes a company like ours a more strategic business partner for our clients.
Looking forward, there are many ways, more data-use cases, that we are increasingly getting involved with, ranging from powering e-commerce to the execution of true omnichannel media. Which is why we launched Kinesso this quarter, which brings together top data and technology talent with addressable media experts and will allow us to further leverage Acxiom’s assets as well as other Mediabrands adtech and martech capabilities. This new technology layer within our offerings will build software products to help all of our agencies deliver precision marketing for their clients.
Combined with the capabilities of our media companies, along with our creative and marketing services agencies, Kinesso will enable our clients to drive better outcomes through marketing that is faster, more efficient and informed by a conscious commitment to data ethics.
Turning to the highlights from the quarter of how our agencies are delivering ideas and results for our clients, you get a sense of the powerful opportunity that we feel lies ahead for our organization.
In our Integrated Agency Networks, Mediabrands led our growth in the quarter, posting a very strong performance. The group saw exciting leadership changes as we elevated the CEO of Mediabrands to be the new Chief Operating Officer of IPG and elevated two other long-term executives to fill in the CEO roles at Mediabrands and UM. These changes highlight the strong and orderly internal succession planning we have in place at our Company.
Speaking of UM, the media agency continued to grow in the third quarter. It retained its relationship with CVS and added Aetna Health as part of that review. The agency also won the Levi’s America media account, supported by FCB West, the client’s existing creative agency. Acxiom talent and expertise played an important role in both of these significant wins, particularly the CVS/Aetna win. Adweek recently named UM Canada and UM New York Media Plan of the Year winners.
Initiative also posted a very good quarter. Its LEGO Avengers work and FDA “One Leaves” were both awarded Media Plan of the Year, and the agency picked up global media duties for Deliveroo in most all world markets.
All in, four IPG agencies were recognized with eight Media Plan of the Year awards, far surpassing any other holding company.
FCB also grew in the third quarter, with several new assignments in North America and strong organic and new business growth from its health operations. The agency network had its best year at the Clio Awards, winning several Grand Clios and 12 Golds. FCB Health had a dominant showing at the Medical Marketing & Media Awards, taking home Gold and Silver in the Large Agency of the Year category, and Titanium for Best in Show. Recently, the network announced a new North American structure that unlocks new capabilities for clients with the expansion of its FCB/SIX creative data offering and will promote greater inter-agency collaboration.

McCann Worldgroup saw continued growth globally, especially in LatAm, where it was named Network of the Year at the Latin American Effie Awards during the quarter. And just last week, McCann Worldgroup was named European Agency Network of the Year at the 2019 European Effie Awards. On the new business front, McCann brought on Fujifilm globally, and the U.K. saw a number of new business wins, including LloydsPharmacy. At the Clio Awards, McCann New York was named Agency of the Year, taking home a number of Grand Clios.
MullenLowe Group saw particular strength in the U.S. from a number of new business wins. MullenLowe won Humana and TaxAct. MullenLowe and Mediahub collaborated to bring in the Navy Federal Credit Union. The agency’s integrated media arm was also selected for the Twitch business, and its New Balance work was named Media Plan of the Year in the Best Use of Streaming Media/OTT category.
Celebrating its first year with our Company, Acxiom continues to expand its role with clients and our agencies. Acxiom designs and runs the data infrastructure for many of the world’s most sophisticated marketers. The scale at which they operate, handing billions of client records safely and getting the most value from them in ways that are respectful of the consumer, gives clients comfort that they are working with a company that has deep expertise in data management, ethics and privacy.
Brooklyn-based Huge unveiled a new operating model, as the agency elevated key leadership roles and streamlined its U.S. offering. The agency also saw a number of new business wins in the third quarter, including AccuWeather and ecommerce car-buying platform RumbleOn. The agency continues to strengthen and grow its business and product innovation capabilities, as well.
Highlights at R/GA in the quarter included growth with new clients, including Airbnb and Slack, as well as growth with existing clients. Additionally, R/GA Ventures announced its Oregon Enterprise Blockchain Venture Studio during the quarter. The six participating companies presented at Demo Day this month, aimed at building a scalable blockchain-based ecosystem.
Our U.S. integrated independent agencies round out the portfolio. They deliver the full suite of marketing services to their clients and also combine with the rest of our offerings on our collaborative open-architecture solutions.
Highlights within this group came from Carmichael Lynch, which delivered strong growth in the quarter from such notable clients as Subaru and Xcel Energy.
At Deutsch, we recently announced that both the New York and L.A. offices will be led by women CEOs from within that agency. In recent months, the Deutsch L.A. office was awarded Behr Paint, Mattel and global dot com redesign responsibilities for the Almond Board of California, while New York secured Reebok, Michelob ULTRA, Budweiser and J&J’s ATTUNE.
The Martin Agency continues to show good progress with existing clients, and was recently awarded Media Plan of the Year in the Best Use of Social category. The agency also won DoorDash and just released its first creative work for the brand.
Turning to CMG, Weber Shandwick recently added Best Buy Canada and USAA to its client roster. The agency was named the “most admired” PR agency among leading in-house communications and brand marketing leaders by the Holmes Report.

Jack Morton, our experiential agency, debuted new work for brands including MillerCoors, HSBC, Facebook, Google and Peet’s Coffee. For the current NFL season, the agency created the broadcast environments for five major networks.
Octagon also had a strong quarter, adding new corporate clients LinkedIn and the National Women’s Soccer League, and also celebrated major victories from athletes it represents, including Bianca Andreescu’s win in the U.S. Open Women’s Championship, as well as Simone Biles’s historic performance at the Gymnastics World Championships.
In total, we are pleased that, through nine months, IPG continues to perform ahead of industry norms. It shows that our investment in people and in a modern, digital and data-fueled offering is succeeding, and that our focus on a client-centric open-architecture model is the right formula.
Turning to our outlook, we’re confident that our performance to date has us on track to deliver growth at the high end of our 2 - 3% organic growth range. In addition, we continue to be comfortable with our target for adjusted EBITA margin expansion of 40 - 50 basis points over last year’s 13.5%.
We view our current performance and long-term strategy as significant factors that will continue to enhance shareholder value.
As always, we remain committed to a strong balance sheet, significant reduction in debt, as well as continuing to grow our dividend and, in time, returning to share repurchases.
With that, I’ll open up the call to your questions. Thank you.

QUESTIONS AND ANSWERS
Operator:
. . . . And the first question is coming from Alexia Quadrani of J.P. Morgan.
Alexia S. Quadrani, J.P. Morgan:
Thanks so much. Just a couple of questions. The first one is, there’s always been a bit of a disconnect between Wall Street and Main Street, and I’m wondering if you can give us a color of how your clients are viewing the world from an advertising perspective. Are they incrementally nervous about the economy? I know it’s a little early, but I think in a few weeks or so, you start talking a bit about budgets for next year. Just curious, is there any color on that?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. [Laughter.] Usually you ask me what our performance was last week, and now you’re into 2020.
Look, there’s definitely a disconnect between business and what’s happening in the stock market and in the global world, if you will, in terms of what’s happening there. The uncertainty obviously is not helpful. And clients, as everyone, just continue to look to see what’s going to come of it.
That said, I think if you look at our performance, they continue to invest in their brands, and they need partners such as the offerings that we have to help them move the needle. I think it proves that what we do actually works, and the conversations are really focused on how can we help them move the needle. And as long as we have the offerings, which is what we’re building here at IPG, to help them move the needle, they have the money, and they’re willing to spend.
The difference, I would say, between now and in a stronger environment is the process that we go through is very project-oriented. We’re seeing that. They’re very focused on return on investment, which is why it’s so important that we have the appropriate data analytics to reach the right consumers with the right message. But that said, they’re very willing and ready to spend money on offerings that help move the needle. So, like everyone else, they’re concerned, but they realize that what we do actually works, and they have to spend dollars to build their brands.
It’s a very competitive world out there. As I’ve said before, there are a lot of offerings out there chasing the same revenue, and it’s very important for us to differentiate ourselves in the marketplace, which is exactly what we do by using open architecture, by bringing in Acxiom, by focusing on our creative capabilities, our digital and our experiential and PR work, all sitting at the same table. So I think the answer is, if we have a strong offering that we can prove works, clients are, they’re still going to be, willing to spend those dollars to move the needle.
Ms. Quadrani:
Just looking at your full-year guidance and given what you just said how there’s some more project-based work, your full-year guidance does suggest some softening in Q4, and I’m just wondering if you’re building in some conservativism, just given the higher levels of uncertainty and some more project work at year end. Or is there some incremental headwinds that you can pinpoint?

Mr. Roth:
Well, we’re still going to have headwinds in the fourth quarter as we had in this quarter, and they’ll be of similar magnitude. And, frankly, they’ll roll a little bit into first quarter and second quarter of next year.
That said, when we set our guidance, we do it from the bottoms up. We do it on a full-year basis. We start at the beginning of the year, and we adjust it as we go through the year. So our guidance on the high end of the 3% takes into consideration what our operators are seeing in the marketplace, what our contracts provide and what projects we have in the pipeline that we think will result in our organic growth for the quarter.
Look, you know this, our fourth quarter is very important to us. It’s dependent upon projects. It’s dependent upon completing a number of proposals we have with existing clients. So I wouldn’t say there’s conservatism in there. I would say that it’s our best shot at looking at what we think we’ll be able to deliver for the year.
Ms. Quadrani:
And just lastly, on the new business. And I know that you have some headwinds that you have to still circle through through the beginning of 2020, but you’ve had some great wins this year. Do you think from a net-new-business perspective, where you are now looking for the full year next year, are you in a positive position? Or is it still going to be a bit of a challenge given some of those previous losses?
Mr. Roth:
Well, like I said, we’re going to have headwinds in the first and second quarter. But we are net-new-business positive year-to-date, and we hope we’ll finish that way for the rest of the year. So, but for - here I go, I was wondering how long it would take for me to do this - but for our headwinds, we have a very strong organic growth number right now. And I think that’s the point, that our existing clients and our new wins reflect a solid economy out there where clients are willing to spend. So I think we’re well-positioned given our new business performance. And as we cycle through these headwinds, we’ll be posting good, decent, leading-industry organic growth, I hope.
Ms. Quadrani:
Thank you so much.

Operator:
The next question is coming from Dan Salmon, BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:
Good morning, everybody. Michael, I just wanted to follow up on your comments, and Frank mentioned it as well, about a couple of divestitures in the quarter. And not so much the ones that you made specifically, but, just taking it up to a high level, is this a new normal for the holding companies? If we go back over the past, sort of, decade, generally, the group was consistently adding assets over time. I know it was a little different for IPG in the early days. But over the past few years, obviously, we’re still seeing some bigger deals, yourselves included, but we’ve also seen this consistent trimming. Do you think that’s the new normal for the industry, and yourselves, in particular?

And then just for either one of you, I’d love to hear just a little bit about, as Acxiom does go into the organic number, it has been in the organic number since October 1st, I know you won’t comment on how it’s been so far this quarter, but maybe what was its glide path as it headed from September 30th to October 1st? Was it in line with your expectations? Anything performing better or worse? And, in particular, if you can give a little color on it, is, it has traditionally been a little bit more of a U.S.-oriented business, and having seen that number dip negative this quarter on the organic side, is there a potential that it can be a boost there?
Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that? Okay. First, let me comment on Acxiom. Acxiom continues to deliver, I said it in my remarks, consistent with what we expected in terms of our acquisition. And when I say that, I say it anticipating the same for the rest of the year. It’s built into our numbers. We knew that was going to be in our numbers in the fourth quarter. So that number is all-inclusive.
I think the important part of Acxiom, one, is that the data management business continues to perform well. They’re best-in-class, and that’s 2/3 of their business. They’ve added some new logos. We don’t talk about specific clients of Acxiom for various reasons, but they’ve added some new logos, which is great.
But I think the real important point is that Acxiom has been part of a number of our new business wins and, frankly, working with existing clients and adding value to our existing clients, which I hope will lead to retention of, particularly on the media side. So we’re very pleased with the way, first of all, that Acxiom has been integrated into our business. Basically, the integration of Acxiom into IPG is done. And, frankly, I know that was one of the questions in our industry: whether we can absorb companies like this. And I think we’ve proven that we can, and they continue to add value to us.
The question of dispositions is an interesting one. If you go back to the history of the holding companies, there are a bunch of series of roll-ups. MullenLowe is a great example. They had global clients, particularly Unilever, which had locations all over the world, and we had agencies supporting that business all over the world. And they were partnerships, they were joint ventures, they were stand-alone, we had agreements with them. But the world doesn’t operate that way anymore, and the need for us to have all these stand-alone agencies in countries that, frankly, take up a lot of management time, some are actually losing money, so it’s dilutive to our margin. To maximize our returns and maximize our margin expansion, we have to look at whether there’s other ways of doing business in those markets without having stand-alone agencies. So that’s what this reflects, and I suspect you’re seeing that for all the holding companies.
It’s interesting to ask, when you ask these global clients, “Do you need an agency in this market,” the answer is no. And when that’s true, then we look at the local market itself and whether the return on their investment makes sense in the local markets. And if we can have a contractual relationship with those agencies to provide the services that are necessary for our global clients, that’s fine for us, and we can focus our management to growth in the bigger markets.
So I think it’s something you’re going to see throughout the industry And I think what you’ve seen is us taking a hard look at, are we in the right markets with the right offerings? And how should we position with respect to those markets? And that’s why you see us adding to the dispositions. It’s not that we’re cutting back on acquisitions. It’s we’re focusing on the efficiencies of how we do business in the world today.
In the U.S., we continue to, but for the headwinds in the U.S. - most of the headwinds, the 4.8% that we’ve referenced, are in the U.S., so it’s the first time we’ve had negative organic growth in the quarter that I can remember, actually. And it’s all due to the headwinds that we’re going through. Again, if you pull out the headwinds, we’re doing pretty well in the U.S. So we’re going to have to go find a new client to replace those headwinds.
And again, the other reality of our business these days is that you don’t have these big clients. It’s more it’s a bunch of doubles and singles as opposed to home runs. But we’re doing a pretty good job at that, which is why we’re net-new-business positive, and a fair amount of that is in the U.S. And remember, 64% of our business is in the U.S., and it’s a healthy market in the United States.
Mr. Salmon:
Very thorough. Thank you, Michael.
Mr. Roth:
Thank you.

Operator:
The next question is coming from Ben Swinburne, Morgan Stanley.
Benjamin Swinburne, Morgan Stanley:
Thanks, guys, good morning. I don’t know if you’re able to help us on the account loss headwinds as we move into Q4, Q1, but is this the sort of peak quarter? You gave us that - I think it was a 4.8%, I think that’s the number, headwind, this quarter - does that number, is this sort of the peak headwind given you’ve got some nice wins, and that’ll start to offset that? I don’t know if you want to be that specific.
And then just on Acxiom, Michael, just from an organization perspective, would you say that the team is in place, integrated into the organization to the point that you’re satisfied there’s not a lot more in the way of reorganizations? And how does Kinesso fit into how Acxiom goes to market? Or is that more of an internally facing organization? Just maybe flesh out that announcement, which I think is something you guys think is pretty meaningful.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, all of that. [Laughter.] Look, the headwinds, I said, I just said, in the fourth quarter, they’re similar to what we had in the third quarter. And they do spill into the first and second quarter but not, certainly, of that magnitude. But we are net-new-business positive, and we’re working our way through that.
As far as Acxiom, yes, I think, when we - our Board was very specific when we proposed the acquisition of Acxiom. We had to have an integration plan in place. We have teams, and I think they’ve done a tremendous job. One of the reasons we’ve been able to do this is the cultures of Acxiom and IPG are so similar. So the hard parts were the legacy systems or even incentive comps and things like that. And we’re in good shape in terms of integrating Acxiom. So I would say that we’re pretty much 100% there, maybe we’re 90% there, and there’s still bits and pieces.

But the integration of Acxiom has gone better than planned actually, and we’re actually moving people within IPG. We moved some people into Kinesso, which I’ll talk about, to help that. So we’re very pleased with how Acxiom has been integrated and the additive value that we see.
Remember, Acxiom is data management. And Kinesso does not change its core business at Acxiom of managing first-party data. So a lot of the questions are, why didn’t we just put this in Acxiom? Why didn’t we take Acxiom and put it in Kinesso? Acxiom is a stand-alone business. It’s a great business. And 2/3 of their business is data management, and that’s the way it’s going to stay as an independent company.
What we’ve done in Kinesso, if you think of it, think of Acxiom as providing the data information and capabilities to Kinesso, and then the technology is itself in the Kinesso base. So the company itself, think of it as a technology arm. And then on top of that, you add the services part of it, which is like the Cadreon and other creative assets that are available to Kinesso through integration with our creative agencies. So there are three legs: the data, the technology and the services. And Cadreon is the one piece of Mediabrands that actually was put into Kinesso.
So that is a stand-alone company. We’re really excited about it. We’re going to start rolling that out. We already have in terms of working with Mediabrands, in particular, because of the value added in that environment. And, in fact, we mentioned that Acxiom has been very helpful in terms of new media wins. The value proposition of Kinesso was a good part of that in terms of the wins. So we’re very happy with the opportunities of Kinesso, and I would look to 2020 before we really start seeing the impact of this, but we’re pretty excited about it.
Mr. Swinburne:
Thanks, Michael
Mr. Roth:
Thank you.

Operator:
The next question is coming from Steven Cahall, Wells Fargo.
Steven Cahall, Wells Fargo Securities:
Thanks. First, to follow-up on Acxiom, I think you said it’s on track, and its growth is accretive. I think you previously talked about it growing around mid-single digits. So I was just wondering if you could speak to what the organic growth of that has been? And also any connection that you’re seeing with the rest of IPG to kind of get 1+1=3 in terms of new business for either Acxiom or IPG.
Michael Roth, Chairman of the Board and Chief Executive Officer:
What we said is, we will look into about a 5% growth for Acxiom. We said that in our business plan. And when I say Acxiom continues to deliver consistent with its business plan, you can assume that’s where it’s coming from. So we don’t break out the growth of Acxiom separately, but you can use that as a number.
And, yeah, the integration of Acxiom in terms of the rest of IPG, obviously, as I said, on the media side of the business, it’s been very active in terms of the value propositions that the media teams are using, both UM and Initiative. So they’ve been very helpful. And we haven’t yet, although in some unique cases, used the strength of Acxiom and Kinesso yet with respect to some of our other global networks. But that’s on the horizon, and we have them lining up asking for assistance. In fact, one of our agencies is involved in a pitch right now. And, I think, today they’re going to have a conversation with the Acxiom team and Kinesso to see how they can help in the pitch. And this is a creative pitch. So we’re very happy to see that happening.
And it’s all part of our open-architecture model. It’s a core part of what we do in the marketplace, and it resonates exceptionally well with our global clients. I’ve had a number of meetings with our global clients that are actually calling out open architecture to me and the team, which is great. And sitting at the table, you have McCann, you have FCB, you have Weber Shandwick, you have R/GA, you have Mediabrands, and you have Acxiom. You put all of those people together in a room, focusing on the single client. And that’s exactly what our market demands and what clients want to see. And to the extent we can show that we can work together on a client basis, bringing all these resources together, there’s no need for them to use anyone else. And the relationship we develop as a business partner to our clients is indestructible when that works correctly.
So that’s the whole premise. And that’s the differentiator between IPG and the other agencies. Open architecture is at our core. Collaboration is at our core. We didn’t have to break up all of our agencies and put them together in one silo. We build our brands. Our brands are - we’re very proud of each of our brands. The retention of the talent, the creative capability, within those brands is world-class, and why would we break those up? All it is is accounting, and all you have to do is put these people in a room and work together, and magic comes out of it. So that’s our whole go-to-market strategy. And, frankly, that’s why we’ve been performing the way we have, and clients know that. And they’re asking us for the rest of IPG coming to the table.
And on the question of Acxiom, we still have the opportunity of Acxiom clients bringing IPG into Acxiom clients. It takes a little bit longer in terms of that kind of relationship, but we’re already starting doing that as well.
So I think the opportunities that are in front of us are good, and we’re positioned as a company to meet those demands. We have the talent, we have the tools, we have the resources, and we have the will to make it happen. So I’m kind of encouraged and optimistic in terms of what we bring to the marketplace and how we can differentiate ourselves in the marketplace.
Mr. Cahall:
And then I have two quick follow-ups. First, you talked about the 2.5x leverage. Can you just remind us what your commitment is to the debt markets before you might think about buying back stock again?
And then, lastly, you’ve had some recent promotions in the C-suite that you mentioned. Maybe you can just speak a little bit to the transition there? And I’d love to know, Michael, any thoughts on, maybe, your time left at IPG, because The Wall Street Journal says that your successor might now be in line. So if you could comment on that, that would be great.
Mr. Roth:
What was your first question? [Laughter.]

Mr. Cahall:
The leverage. [Laughter.]
Mr. Roth:
I know what it was. Look, we don’t have any leverage guidelines. We’ve already, as you saw in the quarter, we paid down $200 million. Our commitment to our rating agencies is we’ll maintain a strong balance sheet. We want to retain our investment-grade rating. But it’s on the horizon. Frankly, we meet regularly to figure out how far we have to bring that down before we can get back into the share buyback. So it’s on the horizon. We won’t commit to a date.
We want to make sure our balance sheet is as strong as it could be. We - no one’s asked yet about the potential of a recession, but everyone talks about it. And we want to make sure we have a balance sheet that continues to be strong in the event something like that should happen. So all these factors go into place when we make that determination.
That said, we’re still paying dividends. We still increase dividends. We believe we have no need to do any large transactions. I think what you’ll see on the acquisitions side are very strategic and smaller transactions there, either geographic or discipline or just talent. So there’s no need for our excess capital internally. So, obviously, returning that to our shareholders is a paramount objective to us, and we’ll continue to look at the dividend to accomplish that until we get our levels at a reasonable rate place, and so that we can be back in the market buying shares.
On the promotions, obviously, with Philippe coming on board as Chief Operating Officer, that’s a recognition of his contributions throughout the whole senior management team and his role played in the turnaround of IPG. We’re very proud of it. Obviously, when myself and the Board made that decision, it positions Philippe in a very strong way in terms of succession. We have a succession plan in place.
What I love about the promotions, Daryl and Eileen at Mediabrands, these are all - whether it be Kim or Val at Deutsch - these are all internal promotions, and it’s the strength of our talent. And we don’t need to go outside, in most cases promoting from within. So I think our responsibility as a leadership and as a Board is to make sure that there’s a succession plan in place, not just for my job but for everybody’s job within the Company, which is why we do calendar views, and we have a pretty clear plan in terms of next steps and so on. So when it comes to making those decisions, we’re very well-positioned, and that’s another factor that I believe distinguishes us from our competition. We don’t have to go to the outside.
As far as my timing goes, as I said, I’m on the back nine as opposed to the front nine. And, obviously, I can’t keep doing this forever, and my responsibility to the Board is to make sure that everything’s in place at IPG that I committed to and working with our team. And when that happens, that’s what will happen.
Mr. Cahall:
Great, thank you
Mr. Roth:
Okay.

Operator:
The next question is coming from Tim Nollen, Macquarie. Your line is open.
Tim Nollen, Macquarie:
Thanks. I’d like to touch back on not so much Acxiom itself, but the role of data, and a lot of discussion on privacy continuing to go on here. We’ve got this California CCP Act coming on, I think, in short order. Europe is looking at the big internet companies, they’re looking at programmatic buying perhaps challenging the GDPR precepts. U.S. is looking at internet companies. I just wonder what can you tell us about the role of data and some privacy concerns out there with advertising in general. And then how Acxiom, you’ve said before Acxiom can actually help you with this. Can you maybe elaborate on these two points, please?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure. I don’t think it’s a secret that with GDPR, we see it already in place. I think it’s in January in California, and other states have adopted similar requirements.
And which is why, by the way, we support the Business Roundtable position on our federal GDPR. I mean it’s not easy to do it on a state-by-state basis. Each of the states are going to require different things, and, therefore, it’s going to cause a great deal of additional work for our clients as well as us. And if we had a federal legislation that covers it, it’s an important issue. I think it’s pretty clear that it’s here to stay, and regulation in this area is important, and the more unified that legislation, the better it is. So we endorse the Business Roundtable statement.
One of the things about Acxiom is its expertise in privacy. Forrester has it as five stars. It’s one of the most highly regarded data-management companies, and privacy is a critical piece of that. So we view our expertise of Acxiom as critical as clients are looking for ways to deal with the GDPR and the privacy rules in general. And, again, it’s another reason we found the acquisition of Acxiom to be an important part of the differentiator for us going forward. So, yes, it’s one of the most important issues we have to face. And, yes, we have the capabilities to help implement that with our clients.
Mr. Nollen:
Thanks.

Operator:
The next question is coming from David Joyce, Evercore ISI.
David Joyce, Evercore ISI:
Thank you. Wanted to ask about the impact of addressable advertising across media platforms on your business model. Are you seeing any change in client budget allocations yet towards addressable? And how does that impact you since some of the promises of addressable are for perhaps less budget, less investment, but greater ROI. But on the flip side of that, it’s a very complex environment, with a lot of players with a different array of services. Just wondering how we should think about that evolution in your growth.
Michael Roth, Chairman of the Board and Chief Executive Officer:
It’s a very important factor, frankly, Kinesso is, one of the reasons we have Kinesso, and what one of the key offerings that’s there. If you couple Cadreon with the data capabilities of Acxiom, that’s what Cadreon uses and addresses addressable markets. And so, therefore, that’s one of the reasons we created Kinesso, to be in a position to work with our clients.
And, yes, there’s a shift moving from TV to digital. We see that in terms of having TV and linear TV pass digital in terms of total spend. So all of this is, frankly, why we bought Acxiom and why we isolated certain aspects of that in Kinesso. So the value proposition that we can bring to our clients in terms of addressable, finding the right individuals. Think of it as looking for individuals not just groups of people, and on a cleansed basis. So, yeah, I think it’s happening in the marketplace, and we add value when those issues come up. So when clients ask about it, that’s good for us, because if we can be in front of our clients, showing our capabilities, it adds to the relationship significantly.
Mr. Joyce:
Alright, thank you.
Mr. Roth:
Okay.

Operator:
And the last question is coming from Jason Bazinet of Citi. Your line is open.
Jason B. Bazinet, Citi:
I just had a macro question. If I look back over the last, whatever, 20 years, there’ve been two recessions. And, certainly, the most recent one, the ’08-09 was not typical. And you can almost argue ’01 wasn’t typical. If we entered a garden-variety recession, would you guys go through your model to sort of stress test it?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes.
Mr. Bazinet:
What would you say is reasonable in terms of top-line compression and expenses that can come out?
Mr. Roth:
Well, look, we hope - I don’t see any signs of a 2008-09 recession right now. And even with the talk, a lot of people are talking about it, if there’s a recession, it’s going to be recession light, whatever that means. But in 2008-09, marketing dollars stopped, and there was no capital. I mean it was a whole different world.
I think we’ve taken the position already. That’s why we’re able to expand margins like you’re seeing is that we match revenue and expense very carefully. All of our agencies have very strong discipline that before they add headcount, it has to be associated with revenue. The fact that we’re doing the dispositions in those countries that were not necessary to be in all leads itself to margin expansion, efficiencies and protecting our P&L in the event that a recession comes. So the one thing we’ve learned since ’08 and ’09 is how to manage expenses.
And it’s part of every business review we have that we take a look at what actions would be necessary. And because we’re a variable-cost model, you look at the headcount in SRS. And so we have governors on all of our incentive comp calculations to make sure that all of those are in line with predetermined levels. So we’re comfortable that in the event we do get a recession light, that we’re well-positioned.
And, frankly, we’re at a point where we need organic growth to expand margins. So there’s no question that, if there’s no organic growth, then it’s going to be hard to expand margins. But I think we’ve been able to show just in this quarter that if there’s a lower organic growth, we’re still able to expand margin by doing the things I just talked about.
Mr. Bazinet:
Understood. Thank you very much.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Well, I thank you all for participating, and we look forward to our next conversation regarding our final year results. Thank you.
Operator:
This will conclude today’s conference. All parties may disconnect at this time.

                *    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2019
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Adjusted Results
Net Revenue	$2,061.4			$2,061.4
Billable Expenses	376.7			376.7
Total Revenue	2,438.1			2,438.1

Cost of Services	2,079.0			2,079.0
Selling, General and Administrative Expenses	9.8			9.8
Depreciation and Amortization	69.0	$21.7		47.3
Total Operating Expense	2,157.8	21.7		2,136.1

Operating Income	280.3	(21.7)		302.0
Operating Margin on Net Revenue %	13.6%			14.7%

Interest Expense, Net	(40.2)			(40.2)
Other Expense, Net	(7.4)		$(7.7)	0.3
Total (Expenses) and Other Income	(47.6)		(7.7)	(39.9)
Income Before Income Taxes	232.7	(21.7)	(7.7)	262.1
Provision for Income Taxes	64.6	4.2	—	68.8
Equity in Net Income of Unconsolidated Affiliates	0.3			0.3
Net Income Attributable to Noncontrolling Interests	(2.8)			(2.8)
Net Income Available to IPG Common Stockholders	$165.6	$(17.5)	$(7.7)	$190.8

Weighted-Average Number of Common Shares Outstanding - Basic	386.7			386.7
Dilutive effect of stock options and restricted shares	5.1			5.1
Weighted-Average Number of Common Shares Outstanding - Diluted	391.8			391.8

Earnings per Share Available to IPG Common Stockholders[2]:
Basic	$0.43	$(0.05)	$(0.02)	$0.49
Diluted	$0.42	$(0.04)	$(0.02)	$0.49

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Earnings per share may not add due to rounding.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2019
	As Reported	Amortization of Acquired Intangibles	Q1 2019 Restructuring Charges	Net Losses on Sales of Businesses[1]	Settlement of Certain Tax Positions	Adjusted Results
Net Revenue	$6,192.1					$6,192.1
Billable Expenses	1,127.4					1,127.4
Total Revenue	7,319.5					7,319.5

Cost of Services	6,408.5					6,408.5
Selling, General and Administrative Expenses	69.3					69.3
Depreciation and Amortization	213.1	$64.6				148.5
Restructuring Charges	33.9		$31.8			2.1
Total Operating Expense	6,724.8	64.6	31.8			6,628.4

Operating Income	594.7	(64.6)	(31.8)			691.1
Operating Margin on Net Revenue %	9.6%					11.2%

Interest Expense, Net	(126.1)					(126.1)
Other Expense, Net	(18.1)			$(22.3)		4.2
Total (Expenses) and Other Income	(144.2)			(22.3)		(121.9)
Income Before Income Taxes	450.5	(64.6)	(31.8)	(22.3)		569.2
Provision for Income Taxes	118.7	12.6	7.6	—	$13.9	152.8
Equity in Net Loss of Unconsolidated Affiliates	(0.1)					(0.1)
Net Income Attributable to Noncontrolling Interests	(4.6)					(4.6)
Net Income Available to IPG Common Stockholders	$327.1	$(52.0)	$(24.2)	$(22.3)	$13.9	$411.7

Weighted-Average Number of Common Shares Outstanding - Basic	385.8					385.8
Dilutive effect of stock options and restricted shares	4.5					4.5
Weighted-Average Number of Common Shares Outstanding - Diluted	390.3					390.3

Earnings per Share Available to IPG Common Stockholders[2]:
Basic	$0.85	$(0.13)	$(0.06)	$(0.06)	$0.04	$1.07
Diluted	$0.84	$(0.13)	$(0.06)	$(0.06)	$0.04	$1.05

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Earnings per share may not add due to rounding.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS - ADJUSTED EBITA (Amounts in Millions) (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net Revenue	$2,061.4	$1,895.7	$6,192.1	$5,617.9

EBITA Reconciliation:
Net Income Available to IPG Common Stockholders	$165.6	$161.0	$327.1	$292.7

Add Back:
Provision for Income Taxes	64.6	60.7	118.7	137.0
Subtract:
Total (Expenses) and Other Income	(47.6)	(37.6)	(144.2)	(115.6)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.3	0.1	(0.1)	(1.9)
Net Income Attributable to Noncontrolling Interests	(2.8)	(2.5)	(4.6)	(2.5)
Operating Income	280.3	261.7	594.7	549.7

Add Back:
Amortization of Acquired Intangibles	21.7	5.1	64.6	15.6

EBITA	$302.0	$266.8	$659.3	$565.3
EBITA Margin on Net Revenue %	14.7%	14.1%	10.6%	10.1%

Q1 2019 Restructuring Charges	—	—	31.8	—

Acxiom Transaction Costs	—	11.0	—	12.4

Adjusted EBITA	$302.0	$277.8	$691.1	$577.7
Adjusted EBITA Margin on Net Revenue %	14.7%	14.7%	11.2%	10.3%

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2018
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Acxiom Transaction Costs	Adjusted Results
Net Revenue	$1,895.7				$1,895.7
Billable Expenses	401.8				401.8
Total Revenue	2,297.5				2,297.5

Cost of Services	1,970.2				1,970.2
Selling, General, and Administrative Expenses	21.6			$11.0	10.6
Depreciation and Amortization	44.0	$5.1			38.9
Total Operating Expense	2,035.8	5.1		11.0	2,019.7

Operating Income	261.7	(5.1)		(11.0)	277.8
Operating Margin on Net Revenue %	13.8%				14.7%

Interest Expense, Net	(22.3)			(3.3)	(19.0)
Other Expense, Net	(15.3)		$(5.8)	(10.3)	0.8
Total (Expenses) and Other Income	(37.6)		(5.8)	(13.6)	(18.2)
Income Before Income Taxes	224.1	(5.1)	(5.8)	(24.6)	259.6
Provision for Income Taxes	60.7	0.2	0.7	6.2	67.8
Equity in Net Income of Unconsolidated Affiliates	0.1				0.1
Net Income Attributable to Noncontrolling Interests	(2.5)				(2.5)
Net Income Available to IPG Common Stockholders	$161.0	$(4.9)	$(5.1)	$(18.4)	$189.4

Weighted-Average Number of Common Shares Outstanding - Basic	382.6				382.6
Dilutive effect of stock options and restricted shares	5.8				5.8
Weighted-Average Number of Common Shares Outstanding - Diluted	388.4				388.4

Earnings per Share Available to IPG Common Stockholders[2]:
Basic	$0.42	$(0.01)	$(0.01)	$(0.05)	$0.49
Diluted	$0.41	$(0.01)	$(0.01)	$(0.05)	$0.49

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Earnings per share may not add due to rounding.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2018
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Acxiom Transaction Costs	Adjusted Results
Net Revenue	$5,617.9				$5,617.9
Billable Expenses	1,240.5				1,240.5
Total Revenue	6,858.4				6,858.4

Cost of Services	6,089.2				6,089.2
Selling, General, and Administrative Expenses	85.5			$12.4	73.1
Depreciation and Amortization	134.0	$15.6			118.4
Total Operating Expense	6,308.7	15.6		12.4	6,280.7

Operating Income	549.7	(15.6)		(12.4)	577.7
Operating Margin on Net Revenue %	9.8%				10.3%

Interest Expense, Net	(59.6)			(3.3)	(56.3)
Other (Expense) Income, Net	(56.0)		$(50.0)	(10.3)	4.3
Total (Expenses) and Other Income	(115.6)		(50.0)	(13.6)	(52.0)
Income Before Income Taxes	434.1	(15.6)	(50.0)	(26.0)	525.7
Provision for Income Taxes	137.0	0.6	1.1	6.5	145.2
Equity in Net Loss of Unconsolidated Affiliates	(1.9)				(1.9)
Net Income Attributable to Noncontrolling Interests	(2.5)				(2.5)
Net Income Available to IPG Common Stockholders	$292.7	$(15.0)	$(48.9)	$(19.5)	$376.1

Weighted-Average Number of Common Shares Outstanding - Basic	383.2				383.2
Dilutive effect of stock options and restricted shares	5.2				5.2
Weighted-Average Number of Common Shares Outstanding - Diluted	388.4				388.4

Earnings per Share Available to IPG Common Stockholders[2]:
Basic	$0.76	$(0.04)	$(0.13)	$(0.05)	$0.98
Diluted	$0.75	$(0.04)	$(0.13)	$(0.05)	$0.97

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Earnings per share may not add due to rounding.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.